Exhibit 99.2

[CIMA Letterhead]

September 2, 2003

Dr. Frank Baldino, Jr.
Chairman and Chief Executive Officer
Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380-4245

Dear Dr. Baldino:

          The Board of Directors of CIMA LABS INC. has carefully considered the proposal contained in your August 20, 2003 letter.

          As you know, on August 5, 2003, CIMA entered into a merger agreement with aaiPharma Inc. for a strategic business combination.

          After consulting with its financial and legal advisors, the Board believes that the strategic business combination with aaiPharma, which allows CIMA’s stockholders to participate in the future of the combined company, is more favorable to CIMA’s stockholders than the cash sale of CIMA as proposed in your August 20, 2003 letter. As a result, the Board has concluded that your August 20 proposal does not constitute a Superior Proposal (as defined in the merger agreement) as compared with the merger with aaiPharma.

Very truly yours,

/s/ Steven B. Ratoff
Steven B. Ratoff,
Chairman and Interim Chief Executive Officer